Exhibit 19.1

PALO ALTO NETWORKS, INC.

___________________
INSIDER TRADING POLICY
and
Guidelines with Respect to
Certain Transactions in Securities
___________________

Effective as of September 6, 2012
Last Amended and Restated Effective May 1, 2025

Exhibit A    Requirements for Trading Plans

I.INTRODUCTION
Palo Alto Networks, Inc. (collectively with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”).
Legal prohibitions on insider trading
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.
Disclosing material nonpublic information directly or indirectly to others, who then trade based on that information, or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.
In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
Detection and prosecution of insider trading
The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and the Nasdaq Stock Market (“Nasdaq”) use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.
Penalties for violation of insider trading laws and this Policy
Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
●damages in a private lawsuit;
●disgorging any profits made or losses avoided;
●imprisonment for up to 20 years;
●criminal fines of up to $5 million for individuals and $25 million for entities;
●civil fines of up to three times the profit gained or loss avoided;
●a bar against serving as an officer or director of a public company; and
●an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.
Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law, or otherwise in accordance with local law.
It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, to the extent permitted by applicable law, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.
Insider Trading Compliance Officer
Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer (the “Compliance Officer”), who is the Company’s General Counsel. The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may, from time to time, delegate to others the execution of his or her duties (including, without limitation, the pre-clearance of trades) and the actions of such delegate shall be deemed to be the actions of the Compliance Officer.
Reporting violations
It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible, or otherwise permitted by law. You may report violations or suspected violations of this Policy via our third-party hosted confidential website at www.paloaltonetworks.ethicspoint.com, or by calling 1-855-266-7042 in the United States or, for employees outside the United States, at the phone numbers listed at www.paloaltonetworks.ethicspoint.com. If you wish to remain anonymous, you may send a letter addressed to the Insider Trading Compliance Officer at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, CA, 95054. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

II.PERSONS AND TRANSACTIONS COVERED BY THIS POLICY
Persons covered by this Policy
This Policy applies to all directors, officers, employees, consultants, contractors, or advisors of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees, consultants, contractors, or advisors of the Company) should also be understood to include members of your immediate family (which means, for the purposes of this Policy, persons with whom you share a household and persons that are your economic dependents) and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, an investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.
Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales, gifts and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options, swaps, caps and collars), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. In addition, this Policy applies to pledging securities as collateral for loans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
Responsibilities regarding the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies (including, without limitation, the Company’s distributors, vendors, customers, collaborators, partners, suppliers and competitors) that you learn through your service with the Company. If you learn of material nonpublic information through your service with the Company that could be expected to affect the trading price of the securities of another company, you cannot (i) use that information to trade, directly or indirectly through others, or (ii) provide that information to another person to trade, in either case, in the securities of that other company. Any such action will constitute a violation of this Policy.
Applicability of this Policy after your departure
You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a closed trading period under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant closed trading period.

No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergencies or other personal circumstances are not mitigating factors under securities laws or this Policy and will not excuse a failure to comply with this Policy.
III.MATERIAL NONPUBLIC INFORMATION
“Material” information
Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
Some common examples of information that could be regarded as material, include information with respect to:
●Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts;
●Restatements of financial results, or material impairments, write-offs or restructurings;
●Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
●Business plans or budgets;
●Significant business trends or Company metrics;
●Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
●Significant developments involving business relationships, including, without limitation, execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
●Significant cybersecurity breaches of the Company’s network;
●Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
●Significant developments in products or services, research and development or relating to intellectual property;
●Significant litigation, legal, regulatory developments or government investigations, whether actual or threatened;
●Major events involving the Company’s securities, including, without limitation, calls of securities for redemption, adoption of stock repurchase programs, stock splits, public or private securities offerings, modification to the rights of security holders or notice of delisting;

●Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;
●The existence of a special closed trading period; and
●Changes in the Company’s Board of Directors (the “Board”), or significant personnel changes, such as changes in senior management or lay-offs.
If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.
“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least one full trading day (see definition below) has elapsed after the information is broadly disseminated to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending on the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.
The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.
For example, in general, if the Company issues its earnings release on a Wednesday afternoon, then Thursday would be the next full trading day, and you would not be able to trade in the Company’s securities again until that Friday.
IV.POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION
Confidentiality of nonpublic information
The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed. You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession.
No trading on material nonpublic information
Except as discussed in the section entitled “Limited Exceptions” below, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions” below). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.
No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information, including, without limitation, where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the Internet, media, social media, blogs, investor forums, or chat rooms discussing companies and their prospects.
Responding to outside inquiries for information
In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Company’s Chief Financial Officer or Investor Relations Department at ir@paloaltonetworks.com. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law.
V.CLOSED TRADING PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly closed trading periods and may also institute special closed trading periods from time to time.
It is important to note that whether or not you are subject to a closed trading period, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly closed trading periods
Except as discussed in the section entitled “Limited Exceptions” below, all directors, officers, and other employees (and consultants, contractors, or advisors identified by the Company from time to time) will be subject to a quarterly trading window. The quarterly closed trading period begins at the close of trading on Nasdaq on the second Monday of the last month of each fiscal quarter and ends at the start of trading on Nasdaq on the second full trading day following the date of public disclosure of the Company’s financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities for purposes of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the relevant quarter.
Special closed trading periods
From time to time, the Company may also prohibit any or all directors, officers, and employees, and consultants, contractors, and advisors identified by the Company from time to time) from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a closed trading period is warranted. The Company will generally impose special closed trading periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special closed trading period in anticipation of announcing interim earnings guidance or a significant transaction, business development, or corporate development. However, special closed trading periods may be declared for any reason.
The Compliance Officer or his or her delegate will notify those persons subject to a special closed trading period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer or his or her delegate, nor may the person disclose to other persons that he or she is subject to a special closed trading period or otherwise restricted from trading in the Company’s securities.
In order to monitor your compliance with this Policy, the Company may restrict the transfer of your shares of the Company’s common stock from the Company’s third party equity trading platform and/or the Company’s transfer agent (including, without limitation, by instituting stop transfer instructions on your shares or account).
No “safe harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a closed trading period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special closed trading period or are otherwise restricted under this Policy.

VI.PRE-CLEARANCE OF TRADES
Except as discussed in the section entitled “Limited Exceptions” below, directors and certain officers should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Company’s Chief Executive Officer or Chief Financial Officer or any of their respective delegates has pre-cleared the transaction. In addition, the Company has determined that certain other employees (and consultants, contractors, or advisors) of the Company that may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. Individuals subject to pre-clearance requirements will be informed by the Company that they are on the list maintained by the Compliance Officer for personnel subject to such pre-clearance requirements, which list may be updated and revised from time to time for other persons who the Company or Compliance Officer determines should be subject to the pre-clearance requirements.
These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals who have regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material nonpublic information.
The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
VII.ADDITIONAL RESTRICTIONS AND GUIDANCE
This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and closed trading periods, to the extent applicable.
Short sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative securities and hedging transactions
Engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities is prohibited under this Policy. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities (including financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds); provided that nothing in this Policy will prohibit actions that are expressly permitted by a compensation plan approved by the Board or a committee thereof. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans, including exercises thereof and purchases of the underlying shares, or other compensatory arrangements with the Company are not subject to this prohibition. Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, because the application of securities laws to derivatives transactions is complex, engaging in derivatives transactions runs an increased risk of violating securities laws.
Using Company securities as collateral for loans
If you are required to comply with Section 16 of the Exchange Act or the pre-clearance requirements under this Policy, you may not pledge Company securities as collateral for loans, except with the prior approval of the Governance and Sustainability Committee of the Board. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations and Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from pledging Company securities as collateral for loans, you should exercise caution when doing so.
Holding Company securities in margin accounts
If you are required to comply with Section 16 of the Exchange Act or the pre-clearance requirements under this Policy you may not hold Company securities in margin accounts, except pursuant to arrangements approved by the Governance and Sustainability Committee of the Board. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise caution when doing so.

Placing open orders with brokers
Except in accordance with an approved Rule 10b5-1 trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. You should inform any broker with whom you place any open order at the time it is placed that you are subject to closed trading periods and, if applicable, pre-clearance requirements under this Policy.
VIII.LIMITED EXCEPTIONS
The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.
Transactions pursuant to a Rule 10b5-1 trading plan that complies with SEC rules
The Company permits its directors, officers and employees to adopt written Rule 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit A (the “Requirements for Trading Plans”). If the Compliance Officer is the requester, then the Company’s Chief Executive Officer or Chief Financial Officer or any of their respective delegates, must approve the written 10b5-1 trading plan. Transactions made pursuant to a written trading plan that complies with the affirmative defense set forth in Rule 10b5-1 and is approved by the Compliance Officer, are not subject to the restrictions in this Policy.
If you are an officer (as defined by Rule 16a-1 of the Exchange Act) or director of the Company, under SEC rules, we are required to disclose certain personal information about you and your trading plan in SEC filings, including your name and title, whether you have adopted, modified or terminated a trading plan; the date the trading plan was adopted, modified or terminated; the duration of the trading plan; and the total amount of securities to be purchased or sold under the trading plan. By entering into a trading plan, you acknowledge that this information will be made public in SEC filings.
The SEC rules regarding trading plans are complex and must be complied with completely to be effective as an exception to this Policy. The Company strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with applicable law, this Policy, and the Requirements for Trading Plans.
Trading plans must be filed with the Compliance Officer (or his or her designee(s)).

Receipt and vesting of equity awards
The trading restrictions under this Policy do not apply to the grant or award to you of stock options, restricted stock units, restricted stock or stock appreciation rights by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any such securities, except as specifically provided below under the heading “Sale of Shares to Cover Tax Withholdings.”
Net share withholding and sale of shares to cover tax withholdings
The trading restrictions under this Policy do not apply to (i) net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements or (ii) sell-to-cover transactions, where shares are sold on your behalf upon vesting of equity awards for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, in either case, (x) such activity is required by the Company, the Board (or a committee thereof), or the award agreement governing such equity award or (y) if permitted by the Company, prior to such sale, you irrevocably elect to sell such shares in a written manner approved by the Compliance Officer and such election is made at a time when a trading blackout is not in place and you are not in possession of material nonpublic information.
Exercise of stock options for cash
The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans where there is no other associated market activity. However, the trading restrictions under this Policy do apply to (1) the sale of any securities issued upon the exercise of a stock option, (2) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying shares to cover the costs of exercise, and (3) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Purchases from the employee stock purchase plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.
Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Operation of law; Inheritance
The trading restrictions under this Policy do not apply to transfers of securities by operation of law or court order, such as pursuant to a domestic relations order, divorce decree, or a court ordered divorce settlement or separation agreement, in each case, so long as such transfers are not made in satisfaction of payment for any monetary obligations.
The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.

Change in form of ownership
Distributions or transfers (such as certain tax planning or estate planning transfers) that affect only a change in the form of beneficial interest, without changing your pecuniary interest in the Company’s securities, are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. However, as described in Article IX below, if you are required to comply with Section 16 of the Exchange Act, then you must provide the Compliance Officer with reasonable advance written notice in a form approved by the Compliance Officer.
Other exceptions
Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.
IX.DIRECTORS AND OFFICERS - COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
Obligations under Section 16
Section 16 of the Exchange Act, and the related rules and regulations, set forth (1) reporting obligations, (2) limitations on “short-swing” transactions and (3) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.
The Board has designated the persons who are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. Each person has been advised of their designation.
Notification requirements to facilitate Section 16 reporting
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.
Personal responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
X.ADDITIONAL INFORMATION
Availability of Policy
This Policy will be made available to all directors, officers, employees, consultants, contractors, and advisors of the Company when they commence service with the Company. Each director, officer, employee and agent of the Company is required, if requested, to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

*    *    *

Exhibit A
(Attached.)

PALO ALTO NETWORKS, INC.
REQUIREMENTS FOR TRADING PLANS
(Amended and Restated effective as of May 1, 2025)

These Palo Alto Networks, Inc. Requirements for Trading Plans (“Requirements”) apply to all trading plans adopted or modified after the date set forth above.  For transactions under a trading plan to be exempt from (i) the prohibitions in the company’s insider trading policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the insider trading policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1, and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
•the person adopting the trading plan is not aware of any material nonpublic information (which the trading plan must include as a representation, as of the date of adoption); and
•there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.The trading plan must be entered into and operated in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (which the trading plan must include as representations, as of the date of adoption).  The person entering into a trading plan must also act in good faith with respect to that plan.
4.The person adopting the trading plan may not have entered into, or altered, a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
5.The first trade under the trading plan may not occur until the applicable “cooling-off period” has expired, as follows:
a.For directors or Section 16 “officers” (as defined in Exchange Act Rule 16a-1(f) of the Securities Exchange Act of 1934), the first trade may not occur until after the later of (i) 90 calendar days after adoption of the trading plan, and (ii) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan).
b.For all other people, the first trade may not occur until after the later of (i) the termination of the next quarterly blackout period following adoption of the trading plan and (ii) 30 calendar days after adoption of the trading plan.
6.The trading plan must have a minimum term of six months with such term to be measured starting from the date of adoption.
7.No transactions may occur during the term of the trading plan (except for the other “Limited Exceptions” identified in the company’s insider trading policy and bona fide gifts) except for those transactions specified in the trading plan.  In addition, the person adopting the trading plan may not have an outstanding trading plan (and may not subsequently enter into any additional trading plans), except as permitted by Rule 10b5-1.
8.Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 7 herein.
9.Within the twelve months immediately preceding a person having adopted or made a Modification to a trading plan, that person cannot have adopted or effected a Modification to a plan more than once.
10.A person who terminates a trading plan prior to its stated duration (an “Early Termination”) may not trade in the company’s securities (except for the other “Limited Exceptions” identified in the company’s insider trading policy and bona fide gifts) until the later of (i)  the termination of the next quarterly blackout period following the date of the trading plan was terminated, and (ii) 30 calendar days after after the date the trading plan was terminated, except that the termination of one plan shall not affect any trades that are scheduled to be made under another valid plan that is in place at the time of termination. A person can have only one Early Termination within a consecutive twelve-month period.
11.A trading plan that is designed to effect a single trade (a “Single-Trade Plan”) may be adopted only if the person adopting the plan has not, during the prior 12-month period, adopted a Single-Trade Plan.  Single-Trade Plans do not include plans that use several different stock price triggers or that give trading discretion to a broker, even if they happen to execute in one single trade, and do not include Sell-to-Cover Plans.
12.The company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the plan.
13.The Company must have authority to require the suspension of the plan if there are legal, regulatory or contractual restrictions applicable to the Company or the person that adopted the trading plan, or to require the cancellation of the trading plan at any time, subject to any reasonable broker notice requirements as may be set forth in the trading plan.
14.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:
•trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
•the person adopting the trading plan may not confer with the person administering the trading plan regarding the company or its securities; and
•the person administering the trading plan must provide prompt notice to the company of the execution of a transaction pursuant to the plan.
15.All transactions under the trading plan must be in accordance with applicable law.
16.The trading plan (including any modified trading plan) must be pre-approved by the Compliance Officer (or their designee) and meet such other requirements as the Compliance Officer (or their designee) may determine.
17.The trading plan must be filed with the Compliance Officer (or their designee).
18.Each trading plan must provide that the broker will provide notice of any trades under the trading plan to the individual and the company in sufficient time to allow for timely filings under the Exchange Act (i.e., no later than the close of business on the day of the trade).